Exhibit 10.1

February 8, 2023

Ravichandra K. Saligram

Via email

Re:	Retirement Agreement and General Release

Dear Ravi:

You have informed Newell Brands Inc. (“the Company”) of your intention to retire from and relinquish your duties to the Company.

Once you sign this letter, it will be the full agreement between you and the Company on the terms of your separation from employment and retirement benefits to which you are entitled (the “Agreement”). If you are terminated for Good Cause before the Separation Date, you are not entitled to the benefits in this Agreement. This Agreement incorporates by reference the definition of Good Cause set forth in the Newell Brands Executive Severance Plan (the “Executive Severance Plan”)

1. Your employment with the Company will terminate effective May 16, 2023 (“Separation Date”). Through the Separation Date, you will remain an employee of the Company in the role of Chief Executive Officer, with full cash compensation, benefits and vesting that would otherwise occur in the ordinary course, and shall undertake all tasks and duties as necessary and requested by the Board of Directors of the Company (the “Board”), consistent with your responsibilities as a fully-engaged Chief Executive Officer in transition, to ensure that there is a seamless transition to your successor. You acknowledge and agree that you will not be nominated for election as a director at the 2023 annual meeting of the Company’s stockholders, that you will cease to serve on the Company’s Board of Directors upon the election of directors at the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”) to be held on the Separation Date, and that you will cease to serve as the Company’s Chief Executive Officer upon the conclusion of the Annual Meeting. Effective as of the close of business on the Separation Date, you hereby resign from any and all remaining positions you may hold with respect to the Company and each of its subsidiaries or affiliates, including as a director, officer or trustee. You will promptly execute any other documents to effectuate such resignations, as requested by the Company.

2. In consideration of your acceptance of this Agreement and consistent with the terms of your 2019 offer letter and your outstanding stock option and restricted stock unit award agreements, subject to your not revoking your acceptance of this Agreement, upon the Separation Date or any earlier date that your employment terminates for any reason (except termination by the Company for Good Cause or your resignation prior to the Separation Date), you will be entitled to the following:

(a)

You are eligible to receive an annual bonus for 2023 under the Company’s Management Bonus Plan, prorated by a fraction, the numerator of which is the number of days in fiscal year 2023 through the Separation Date and the denominator of which is three hundred sixty-five (365). This partial bonus payment will not be subject to any individual performance modifier but will be paid out on the basis of actual corporate performance levels and will be subject to any adjustments or modifiers based on the Company’s performance under the terms of the Management Bonus Plan (including the impact of any discretionary adjustment by the Board or its authorized delegates which is generally applicable to employees of the Company participating in the Management Bonus Plan).

This partial bonus will be paid at the same time as management bonuses are paid to active Company employees, no later than March 15, 2024.

(b)

Each of your stock options granted in 2019, 2020 and 2021 under the Newell Rubbermaid Inc. 2013 Incentive Plan (the “2013 Incentive Plan”) shall continue to vest in full as provided in the applicable award agreement (without regard to any requirements regarding continuous employment with the Company or an affiliate) and shall remain outstanding and continue to be exercisable until the third anniversary of the later of the Separation Date or the applicable vesting date, or, if sooner, the date the option expires by its terms.

(c)

Each of your stock options granted in 2022 under the 2013 Incentive Plan shall continue to vest in full as provided in the applicable award agreement (without regard to any requirements regarding continuous employment with the Company or an affiliate) and shall remain outstanding and continue to be exercisable until the fifth anniversary of the Separation Date or, if sooner, the date the option expires by its terms.

(d)

Each of your non-vested performance-based restricted stock units (“PRSUs”) granted under the 2013 Incentive Plan and/or the Newell Brands Inc. 2022 Incentive Plan (collectively, the “Incentive Plans”) shall remain outstanding until the vesting date specified in the applicable award agreement, at which time such PRSUs will vest and be settled as provided in the award agreement (without regard to any requirements regarding continuous employment with the Company or an affiliate), based on and subject to the performance criteria applicable to such PRSUs as set forth in the award agreement.

(e)

Each of your non-vested time-based restricted stock units (“TRSUs”) granted under the Incentive Plans shall remain outstanding until the vesting date specified in the applicable award agreement, at which time such TRSUs will vest and be settled as provided in the applicable award agreement (without regard to any requirements regarding continuous employment with the Company or an affiliate).

Except as stated above, all other benefits, bonuses, and compensation end on the Separation Date. However, you also will receive (i) your accrued salary and your unused vacation accrued through the Separation Date, payable on the first payroll payment date after the Separation Date, (ii) reimbursement or payment of all business expenses incurred, in accordance with Company policy, through the Separation Date and (iii) all accrued benefits and vested rights existing immediately prior to the Separation Date that you may have in the Newell Brands Employee Savings Plan and the Newell Brands Supplemental Employee Savings Plan.

3. In consideration of the payments and benefits provided to you above, the sufficiency of which you hereby acknowledge, you do, on behalf of yourself and your heirs, administrators, executors, and assigns, hereby fully, finally, and unconditionally release and forever discharge the Company and its parent, subsidiary, and affiliated entities and its and their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors, and assigns (collectively “Released Parties”), in their corporate, personal, and representative capacities, from any and all obligations, rights, claims, damages, costs, attorneys’ fees, suits, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, waivable and/or enforceable under any local, state, federal, or foreign common law, constitution, statute, or ordinance which arise from or relate to your employment with the Company or the termination thereof, or any past actions or omissions of the Company or any of the Released Parties through the date you sign this Agreement. Specifically included in this release is a general release which releases the Released Parties from any claims, including without limitation claims under: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act, as amended (disability discrimination); (3) 42 U.S.C. § 1981 (race discrimination); (4) the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624) (age discrimination); (5) 29 U.S.C. § 206(d)(1) (equal pay); (6) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) Employee Retirement Income Security Act of 1974, as amended; (10) the Occupational Safety and Health Act; (11) the Ledbetter Fair Pay Act; (12) the Family and Medical Leave Act; (13) the Genetic Information and Non-Discrimination Act; (14) the Uniformed Service Employment and Reemployment Rights Act; (15) the Worker Adjustment and Retraining Notification Act; and (16) other similar federal, state, and local anti-discrimination and other employment laws, and where applicable, any rights and claims arising under the law and regulations administered by California’s Department of Fair Employment and Housing. You further acknowledge that you are releasing, in addition to all other claims, any and all claims based on any retaliation, tort, whistle-blower, personal injury, defamation, invasion of privacy, retaliatory discharge, constructive discharge, or wrongful discharge theory; any and all claims based on any oral, written, or implied contract or on any contractual theory; any and all claims based on any public policy theory; any and all claims for severance pay, supplemental unemployment pay, or other separation pay or benefits, including but not limited to claims under the Executive Severance Plan, Newell Brands Employee Severance Plan and Summary Plan Description, Newell Rubbermaid Supplemental Unemployment Pay Plan, the Newell Rubbermaid Excess Severance Plan or any predecessor plans (collectively, the “Severance Plans”); any and all claims related to the Company’s use of your image, likeness, or photograph in any works created prior to the Separation Date (provided such use does not violate Company policy or the Company’s obligations in Section 7 below); and any and all claims based on any other federal, state, or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits, and attorneys’ fees, costs, or expenses. Nothing in this Agreement, however, is intended to waive (i) your entitlement to vested benefits under any employee benefit plan (other than any of the Severance Plans) provided by the Company or under this Agreement, (ii) any claim you may have for indemnification, advancement of expenses and coverage as an insured under any applicable contract of directors and officers liability insurance or pursuant to the Company’s charter and by-laws or applicable law, or (iii) any claim as a stockholder of the Company. Finally, the above release does not waive claims that you could make, if available, for unemployment compensation, workers’ compensation, or claims that cannot be released by private agreement.

You further acknowledge and agree that you have not filed, assigned to others the right to file, nor are there pending, any complaints, charges, or lawsuits by or on your behalf against the Company or any Released Party with any governmental agency or any court. Nothing herein is intended to or shall preclude you from filing a complaint and/or charge with any appropriate federal, state, or local government agency (including the U.S. Equal Employment Opportunity Commission (EEOC)), reporting or providing information to any agency, or cooperating with any agency in its investigation or other proceeding. In addition, nothing herein prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange

Act of 1934. You understand and agree that you shall not be entitled to and expressly waive any right to personally recover against any Released Party in any action brought against any Released Party by any governmental agency, you give up the opportunity to obtain monetary damages, without regard as to who brought said complaint or charge and whether the monetary damages are recovered directly or indirectly on your behalf, and you understand and agree that this Agreement shall serve as a full and complete defense by the Company and the Released Parties to any such claims. This Agreement, however, does not limit your right to receive a reward for information provided to any government agencies.

4. You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete, and final dissolution of your employment relationship with the Company, and that, therefore, you have no automatic right to be reinstated to employment with or rehired by the Company, and that in the future, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment, although it may voluntarily choose to do so.

5. You agree to return to the Company all of the Company’s property, including, without limit, any electronic or paper documents and records and copies thereof that you received or acquired during your employment containing confidential Company information and/or regarding the Company’s practices, procedures, trade secrets, customer lists, or product marketing, and that you will not use the same for your own purpose. You further agree to return to Bradford R. Turner any and all hard copies of any documents which are the subject of a document preservation notice or other legal hold and to notify Mr. Turner of the location of any electronic documents which are subject to a legal hold.

6. When permitted by applicable law, you agree that in the event that you breach any of your obligations under this Agreement, the Company is entitled to stop any of the payments or other consideration to be provided to you pursuant to Paragraph 2 of this Agreement and to recover any payments or other consideration already paid or delivered to you, including equity-based compensation. This includes, when allowed by applicable law, the return by you of the value of other benefits already paid to or received by you pursuant to this Agreement, including equity-based compensation, prior to your proceeding with any claim in court against any of the Released Parties. In the event of any dispute under this Agreement, the prevailing party in such dispute shall be entitled to obtain any and all other relief provided by law or equity including the payment of its attorneys’ fees and costs from the party not prevailing (and if both parties are determined to have prevailed, then each party shall pay its own attorneys’ fees and costs).

If the Company discovers that you committed acts that justify a termination for Good Cause, the Company may terminate this Agreement upon written notice and/or may require you to reimburse the Company for all payments made to and benefits received by you under this Agreement, including equity-based compensation. Moreover, subject to the discretion and approval of the Board, the Company will require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) in the Board’s view, you engaged in fraud or willful misconduct that was a significant contributing cause to the need for the restatement, and (c) a lower award would have been made to you based upon the restated financial results. In each such instance, the Company will, to the extent permitted by applicable law and subject to the fiduciary duties of the Board, seek to recover your bonus award or other incentive compensation paid or issued to you in excess of the amount that would have been paid or issued based on the restated financial results.

7. While considering this Agreement and at all times thereafter, you agree to act in a professional manner and not make any defamatory, malicious or untruthful statements to any third-party regarding the Company or its affiliated companies and its and their officers, directors, and employees, or its and their products. The Company agrees that it (via any authorized public statement), and its executive officers and members of the Board will not make any defamatory, malicious or untruthful statements to any third party regarding your integrity, honesty or morality, the quality or value of your job performance for the Company or about any other business or personal matter concerning you. Nothing in this non-disparagement provision is intended to limit either your or the Company’s ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation.

8. You agree, upon reasonable notice (not interfering with your other full-time business endeavors), to advise and assist the Company and its counsel in preparing such operational, financial, and other reports, or other filings and documents, as the Company may reasonably request, and otherwise cooperate with the Company and its affiliates with any request for information or with any investigation involving the Company or any of its affiliates. You also agree, upon such reasonable notice, to assist the Company and its counsel in prosecuting or defending against any litigation, complaints, or claims against or involving the Company or its affiliates. The Company shall pay your reasonably-incurred travel costs and expenses in the event it requires you to assist it under this Paragraph.

9. You agree that the Company is entitled to deduct from the bonus payment described in Paragraph 2(a) any amounts owed by you to the Company.

10. Subject to Paragraph 11 below, you acknowledge and agree that this Agreement sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable, and that a court is authorized to amend the relevant provisions of the Agreement to carry out the intent of the parties to the extent legally permissible.

11. The provisions for the benefit of the Company contained in any agreement that you have previously entered into with the Company or its affiliated or related entities that by their applicable terms extend past your Separation Date, including the confidentiality, invention assignment, non-solicitation and non-competition terms of that Non-Qualified Stock Option Agreement governing your Company stock option award granted in October 2019 , which you hereby reaffirm, remain in full force and effect. Nothing in this Paragraph 11 is intended to limit either your or the Company’s ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation

12. You agree to submit all outstanding expenses no later than two weeks after the Separation Date. The Company agrees to reimburse you for qualified, reimbursable expenses incurred by you through the Separation Date which have not yet been reimbursed and which are submitted within this time period and permitted pursuant to the Company’s standard policies and procedures relating to reimbursement of expenses. You understand and agree that failure to submit your expenses per this Paragraph will result in denial of your claim for reimbursement and that you will be personally responsible for any charges not covered.

13. This Agreement will inure to the benefit of and be binding upon the Company and any successor organization. You may not assign this Agreement, except with respect to the rights provided under Paragraph 2 of this Agreement, which will inure to the benefit of your heirs, executors and administrators. In the event of your death at any time, your estate will receive all unpaid payments and benefits due you under this Agreement, including under Paragraph 2.

14. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law principles thereof.

15. This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, will be deemed to be an original and both counterparts, taken together, will constitute one and the same instrument. Electronic delivery via facsimile or .pdf e-mail scan of the parties’ signatures will operate the same as an original signature.

16. Payments and benefits provided under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”), which regulates the timing of severance and certain other compensation. This Agreement shall be construed, administered, and governed in a manner that affects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of additional tax, interest or penalties under Code Section 409A. Although the Company shall use its best efforts to avoid the imposition of such taxation, interest and penalties under Code Section 409A, the tax treatment of the benefits provided under this letter is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you or any other taxpayer as a result of this Agreement. You will be solely responsible for any associated tax filings and payment of taxes associated with your employment, without any gross-up or additional compensation from the Company, provided that the Company will withhold taxes at what it determines to be appropriate rates and in what it determines to be appropriate jurisdictions based on the information available to the Company. All “nonqualified deferred compensation” (within the meaning of Code Section 409A), including without limitation any vested deferred compensation, will be payable in accordance with the terms and conditions of the applicable plan based upon your Code 409A “separation from service” in accordance with Code Section 409A and the regulatory and other guidance promulgated thereunder, including any delays that the Company determines may be required as a result of you being a “specified employee” (within the meaning of Code Section 409A). Any amounts payable via installments hereunder that constitute nonqualified deferred compensation shall be considered to be a series of separate payments.

17. You acknowledge and agree that the releases set forth above are in accordance with and shall be applicable to, without limitation, any claims under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, and that in accordance with these laws, you are hereby advised in writing to consult an attorney prior to accepting and executing this Agreement. You have twenty-one (21) days from your receipt of this letter to accept the terms of this Agreement. You may accept and execute this Agreement within those twenty-one (21) days. You agree that if you elect to sign this Agreement before the end of this twenty-one (21) day period, it is because you freely chose to do so after carefully considering its terms.

If you accept the terms of this Agreement, please date and sign this letter and return it to me. Once you execute this Agreement, you have seven (7) days in which to revoke in writing your acceptance by providing the same to Stephen B. Parsons, and such revocation will render this Agreement null and void. If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh (7th) day, this Agreement shall be effective the day after the seven (7) day revocation period has elapsed. You will be required to execute the letter again on or near your Separation Date (which signature will be an acknowledgement that the release contained in Paragraph 3 also relates to the period between the date of this Agreement and the Separation Date) to receive benefits under this Agreement.

Sincerely,

/s/ Stephen B. Parsons

Stephen B. Parsons

Chief Human Resources Officer

By signing this letter, I represent and warrant that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the termination thereof. I further acknowledge that the Company advised me in writing to consult with an attorney, that I had at least twenty-one (21) days to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I understand and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated:	February 8, 2023	Name:	/s/ Ravichandra K. Saligram
[Name]

To be signed on Separation Date:

Dated:		Name:
[Name]